EXHIBIT 99.1

PROLONG INTERNATIONAL CORPORATION

CONTACT:

Prolong International Corporation

Thomas C. Billstein, 949-587-2700 (Investor Relations)

For Immediate Release

PROLONG INTERNATIONAL CORPORATION REPORTS

FIRST QUARTER 2004 RESULTS

Irvine, CA., May 21, 2004 – Prolong International Corporation (AMEX: PRL), (http://www.prolong.com), a technology driven consumer products holding company and parent of Prolong Super Lubricants, Inc., manufacturer and marketer of patented consumer automotive, commercial/industrial and household products, announced today financial results for the first quarter ended March 31, 2004. For the first quarter of 2004, the Company reported a net loss of $510,000 or $(0.02) per diluted share, on net sales of $2.3 million, compared to a net loss of $188,000, or $0.01 per diluted share, on net sales of $2.2 million in the same period a year ago. Gross profit was $1.5 million, or 65.0% of net sales, for the first quarter of 2004 compared to $1.4 million, or 65.6% of net sales, in the first quarter of 2003. Selling and marketing expenses for the first quarter of 2004 were $1,064,000, or 46.3% of net sales, compared to $857,000, or 39.1% of net sales, for the comparable period a year ago. General and administrative expenses were $757,000, or 32.9% of net sales, for the first quarter of 2004, compared to $741,000, or 33.9% of net sales, for the comparable period a year ago.

Elton Alderman, the Company’s President and CEO said, “The results of operations for the first quarter of 2004 do not reflect the results we are working to obtain for the full year.” “Alderman emphasized that the Company is focused on three main areas; we are producing a new infomercial to support retail sales with an expected June 2004 launch date, we are optimizing the in-store sales promotion programs with our existing retailers, and we are running television spots to help sales through retail, finally we are continuing to strengthen the relationships with our international distributors and we expect to see international sales increase during 2004, especially in the Asian and European markets. Mr. Alderman further stated that “these are challenging times, especially in our business climate, but there is a tremendous amount of strategic work being done within the Company to bring out the inherent value of the Prolong brand and to drive the revenue line.”

Prolong International Corporation, a consumer products holding company headquartered in Irvine, California, through its operating subsidiaries, manufactures, markets and distributes a complete line of patented lubricant and proprietary automotive, commercial/industrial and household products. The Company’s products are marketed and sold under the brand name Prolong Super Lubricants® and are used in consumer, automotive and industrial applications. Prolong products are sold throughout the United States at major chain stores and auto retailers and in international markets. More information about Prolong International Corporation and its products can be obtained at http://www.prolong.com.

Forward-Looking Statements

Certain statements in this news release that relate to financial results, projections, future plans, events, or performance, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and involve significant risks and uncertainties, including, but not limited to, the following: competition, cost of components, product concentration and risk of declining selling prices. The words “estimate,” “project,” “potential,” “intended,” “expect,” “anticipate,” “believe” and similar expressions or words are intended to identify forward-looking statements. The Company’s actual results could differ materially from those anticipated in such forward-looking statements as a result of a number of factors and conditions. These risks and uncertainties, and certain other related factors, are discussed in the Company’s Form 10-K, Form 10-Q and Form 10-QSB and other filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this release and the Company assumes no obligation to update such forward-looking statements.

PROLONG INTERNATIONAL CORPORATION

Consolidated Condensed Statements of Operations

	Three Months Ended March 31,
	2004 (unaudited)	2003 (As Restated) (unaudited)
Net sales	$2,299,222	$2,188,061
Cost of sales	805,661	751,867

Gross profit	1,493,561	1,436,194

Selling and marketing expenses	1,064,431	856,603
General and administrative expenses	757,194	741,309

Other (expenses) income, net	(68,547)	(26,007)

(Loss) before provision for income taxes	(396,611)	(187,725)
Provision for income taxes	113,000	—

Net (loss)	$(509,611)	$(187,725)

Net (loss) per common share:
Basic	$(0.02)	$(0.01)

Diluted	$(0.02)	$(0.01)

Weighted average common shares:
Basic shares outstanding	29,828,362	29,789,598

Diluted shares outstanding	29,828,362	29,789,598

Consolidated Condensed Balance Sheets

	March 31, 2004 (unaudited)	December 31, 2003 audited
Assets:
Cash and cash equivalents	$797,711	$1,700,666
Accounts receivable, net	1,700,070	1,019,052
Inventories, net	874,364	604,498
Other current assets	901,697	855,148

Total current assets	4,273,842	4,179,364

Property and equipment, net	221,671	234,768
Trademarks and intangible assets	3,000,000	3,000,000
Goodwill	2,523,302	2,523,302
Other assets	1,549,285	1,649,884

Total assets	$11,568,100	$11,587,318

Liabilities and stockholders’ equity:
Accounts payable	$1,003,949	$826,475
Accrued expenses and other current liabilities	2,015,954	1,911,017
Line of credit	1,064,074	737,564

Total current liabilities	4,083,977	3,475,056

Deferred gain, noncurrent	382,433	437,066
Notes payable, noncurrent	1,682,728	1,756,998

Total stockholders’ equity	5,418,962	5,918,198

Total liabilities and stockholders’ equity	$11,568,100	$11,587,318